Exhibit 4.2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GARDNER DENVER HOLDINGS, INC.

Gardner Denver Holdings, Inc. (“the Corporation”), a corporation duly organized and existing under the laws of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 17, 2017 (the “Second Amended and Restated Certificate of Incorporation”).

2. Article I of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Ingersoll Rand Inc.”

3. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the foregoing amendment in accordance with the provisions of Section 242(b)(1) of the DGCL.

4. The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

5. This Certificate of Amendment shall be effective as of 11:59:59 p.m. on February 29, 2020

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on February 28, 2020.

GARDNER DENVER HOLDINGS, INC.

By: /s/ Andrew Schiesl
Name: Andrew Schiesl
Title: Vice President, General Counsel, Chief Compliance Officer and Secretary